Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Fourth Quarter and Fiscal 2022 Financial Results

Fiscal 2022 Revenues of $898.3 Million and Fourth Quarter 2022 Revenues of $249.3 Million Increased 10.7 Percent and 17.8 Percent over Fiscal Year and Fourth Quarter 2021 Revenues, Respectively

Fourth Quarter 2022 Consolidated Book to Bill Ratio of 1.2 to 1
Fiscal 2022 Consolidated Book to Bill Ratio of 1.1 to 1

SAN DIEGO, CA, February 23, 2023 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its fourth quarter and fiscal year 2022 financial results. For the fourth quarter of 2022, Kratos reported Revenues of $249.3 million, Operating Income of $4.1 million, Net Loss of $8.3 million, Adjusted EBITDA of $19.2 million and a consolidated book to bill ratio of 1.2 to 1.0.

Included in fourth quarter 2022 Net Loss and Operating Income is non-cash stock compensation expense of $6.4 million and Company-funded Research and Development (R&D) expense of $10.6 million, primarily reflecting significant ongoing development efforts being made, including in our Space and Satellite business to develop our virtual, software-based OpenSpace command & control (C2), telemetry tracking & control (TT&C) and other ground system solutions. Also included in fourth quarter 2022 Net Loss is a tax provision of $6.0 million primarily resulting from a non-cash valuation allowance of $5.6 million recorded related to deferred tax assets of certain state net operating loss carryforwards and R&D credits.

Kratos reported a fourth quarter 2022 GAAP Net Loss per share of $0.07, compared to a Net Loss of $2.6 million and a GAAP Net Loss per share of $0.02 for the fourth quarter of 2021. Adjusted EPS was $0.08 for the fourth quarter of 2022, compared to $0.11 for the fourth quarter of 2021.

Fourth quarter 2022 Revenues of $249.3 million increased $37.7 million, or 17.8 percent, from fourth quarter 2021 Revenues of $211.6 million. Fourth quarter 2022 Revenues include an aggregate contribution of $29.1 million from the Cosmic Advanced Engineered Solutions, Inc. (Cosmic AES), CTT, Inc. (CTT), and the Engineering Division of Southern Research Institute (SRE) acquisitions and consolidated organic Revenue growth of 4.1 percent, primarily in our Turbine Technologies and C5ISR businesses and increased volume in our Unmanned Systems business. Excluding the impact of the legacy Training business which declined $2.7 million in the fourth quarter of 2022 as compared to the fourth quarter of 2021, consolidated organic Revenue growth was 5.5 percent.

Fourth quarter 2022 Cash Flow Generated from Operations was $6.7 million and Free Cash Flow Used in Operations was $3.9 million after funding $10.6 million of capital expenditures.

For the fourth quarter of 2022, Kratos’ Unmanned Systems Segment (KUS) generated Revenues of $62.7 million, an increase of 15.3 percent as compared to $54.4 million in the fourth quarter of 2021, primarily reflecting an increase in tactical drone related activity as compared to 2021. KUS’s Operating Income was $1.8 million in the fourth quarter of 2022 compared to $2.3 million in the fourth quarter of 2021, reflecting a less favorable mix of revenues including an increase in development programs which typically generate lower margins, increased supply chain costs of approximately $0.6 million, and an increase of R&D expenses of approximately $0.2 million.

KUS’s Adjusted EBITDA for the fourth quarter of 2022 was $4.5 million, compared to fourth quarter 2021 KUS Adjusted EBITDA of $4.6 million, reflecting increases in certain development programs which typically generate lower margins and increases in SG&A, R&D, and supply chain related and employee costs.

KUS’s book-to-bill ratio for the fourth quarter of 2022 was 1.0 to 1.0 and 0.7 to 1.0 for the last twelve months ended December 25, 2022, with bookings of $61.9 million for the three months ended December 25, 2022, and bookings of $153.6 million for the twelve months ended December 25, 2022. Total backlog for KUS at the end of the fourth quarter of 2022 was $201.6 million compared to $202.4 million at the end of the third quarter of 2022.

For the fourth quarter of 2022, Kratos’ Government Solutions Segment (KGS) reported Revenues of $186.6 million, compared to Revenues of $157.2 million in the fourth quarter of 2021. The increased Revenues include the aggregate contribution of approximately $29.1 million from the Cosmic AES, CTT and SRE acquisitions, organic revenue growth in our Turbine Technologies and C5ISR businesses, offset primarily by a reduction of $2.7 million related to our legacy Training Solutions business. Excluding the legacy Training Solutions business and the impact of the acquired businesses, KGS revenues grew organically 2.2 percent, or $3.3 million, from $150.3 million in the fourth quarter of 2021 to $153.6 million in the fourth quarter of 2022.

KGS reported operating income of $8.8 million in the fourth quarter of 2022 compared to $14.7 million in the fourth quarter of 2021, primarily reflecting a less favorable revenue mix and an increase in R&D from $8.0 million in the fourth quarter of 2021 to $9.4 million in the fourth quarter of 2022, resulting from ongoing development efforts in our Space and Satellite business related to our OpenSpace C2, TT&C, and other ground station solutions.

Kratos’ Space, Satellite and Cyber business generated Revenues of $93.5 million in the fourth quarter of 2022 compared to $78.4 million in the fourth quarter of 2021. Excluding Revenues of $16.6 million from the recent Cosmic AES acquisition, revenues for our Space, Satellite and Cyber business were $76.9 million in the fourth quarter of 2022, down approximately $1.5 million as compared to the fourth quarter of 2021, reflecting the wind-down of a federal services satellite contract in 2021. Fourth quarter 2022 KGS Adjusted EBITDA was $14.7 million, compared to fourth quarter 2021 KGS Adjusted EBITDA of $18.8 million, reflecting a less favorable mix in revenues.

For the fourth quarter of 2022, KGS reported a book-to-bill ratio of 1.2 to 1.0, a book to bill ratio of 1.2 to 1.0 for the twelve months ended December 25, 2022 and bookings of $230.8 million and $845.5 million for the three and twelve months ended December 25, 2022, respectively. KGS includes Kratos’ Space, Satellite and Cyber business, which reported a book to bill ratio of 1.2 to 1.0 for the fourth quarter of 2022 and a book to bill ratio of 1.3 to 1.0 for the twelve months ended December 25, 2022. Bookings for Kratos’ Space, Satellite and Cyber business for the three months and last twelve months ended December 25, 2022 were $111.4 million and $444.3 million, respectively. KGS’s total backlog at the end of the fourth quarter of 2022 was $910.8 million, as compared to $866.6 million at the end of the third quarter of 2022.

For the fourth quarter of 2022, Kratos reported consolidated bookings of $292.7 million and a book-to-bill ratio of 1.2 to 1.0, with consolidated bookings of $999.1 million and a book-to-bill ratio of 1.1 to 1.0 for the last twelve months ended December 25, 2022. Consolidated backlog on December 25, 2022 was $1.11 billion, as compared to $1.07 billion at September 25, 2022. Kratos’ bid and proposal pipeline was $10 billion at December 25, 2022, as compared to $9.9 billion at September 25, 2022. Backlog at December 25, 2022 was comprised of funded backlog of $721.4 million and unfunded backlog of $391.0 million.

Fiscal Year 2022 Results

For fiscal year 2022, Kratos reported Revenues of $898.3 million, Operating Loss of $2.6 million, Net Loss of $36.9 million and Adjusted EBITDA of $70.7 million. Included in the fiscal year 2022 Operating and Net Losses is a $6.4 million charge related to certain non-recoverable costs, including rate and cost growth items resulting from an inability to hire the required planned direct labor base, both internally and by our subcontractors, to execute on our backlog in our C5ISR business, and a non-recoverable indirect cost rate growth resulting from a smaller than planned direct labor base due to delays in customer program execution and awards in our Training Solutions business. Also included in the fiscal year 2022 Operating and Net Losses is non-cash stock compensation expense of $26.3 million, Company-funded R&D expense of $38.6 million, and a $5.5 million litigation settlement related charge resulting from the resolution of a dispute with an international customer in our Unmanned Systems segment, which contractual arrangement was entered into in March 2011, prior to Kratos’ acquisition of CEi (Composite Engineering Inc.). A loss on extinguishment of debt of $13.0 million is also included in the fiscal year 2022 Net Loss.

Kratos reported a fiscal year 2022 Net Loss of $36.9 million and a GAAP Net Loss per share of $0.29, compared to a Net Loss of $2.0 million and a GAAP Net Loss per share of $0.02 for the fiscal year 2021. Adjusted EPS was $0.31 for fiscal year 2022, compared to $0.36 for fiscal year 2021.

Fiscal year 2022 Revenues of $898.3 million increased $86.8 million, or 10.7 percent, from fiscal year 2021 Revenues of $811.5 million. Fiscal year 2022 Revenues include an aggregate contribution of $95.5 million from the Cosmic AES, CTT, and SRE acquisitions, offset in part, by a reduction of $21.5 million related to our legacy Training Solutions business. Excluding the legacy Training Solutions business and the impact of the acquired businesses, revenues increased organically 1.7 percent.

Fiscal year 2022 Cash Flow Used in Operations was $25.6 million and Free Cash Flow Used in Operations was $71.0 million, after funding $45.4 million of capital expenditures. Cash Flow Used in Operations in fiscal year 2022 includes approximately $23.8 million in increased inventory balances primarily related to advanced inventory purchases made to mitigate supply chain disruptions, internal investments of approximately $9.1 million related to our Zeus launch systems and Erinyes hypersonic systems, and software development costs of $7.6 million related to our OpenSpace C2 platform.

Eric DeMarco, Kratos’ President and CEO, said, “Kratos begins 2023 with a record backlog and pipeline, including Kratos Rocket Systems recently receiving two new major hypersonic related program awards, MACH TB and Mayhem, including as related to Kratos’ Zeus and Erinyes hypersonic systems, Kratos receiving a new potential $250 million microwave electronics single award production contract and Kratos receiving another large new satellite system program award that we have yet to formally announce. Additionally, Kratos recently successfully integrated and launched four ballistic missile targets with our Government partner, demonstrating our industry leading position in this area, and Kratos was selected as the engine design team for the Boom-led collaboration on a new supersonic propulsion system, Symphony, a sustainable and cost-efficient engine for Boom’s Overture supersonic airliner.”

Mr. DeMarco continued, “In the tactical drone area, Kratos received a contract for an initial two Valkyries from the U.S. Navy, along with sensors, weapon systems payloads, etc. under the Affordable Autonomous Cooperative Killers program, which will also be utilized by the U.S. Marines to provide the amphibious force options for new strike, intelligence gathering and electronic warfare capabilities and as a “mothership” for small drones. Additionally, the U.S. Air Force’s 40th Flight Test Squadron at Eglin Air Force Base has now taken ownership of Valkyrie aircraft, where the Valkyries’ ability to autonomously operate over vast distances can be evaluated along with certain other objectives. Kratos has produced over 1,100 high performance jet drones to date and is the only company with a family of attritable and expendable runway independent jet drones flying today, with active production lines, not power points, renditions, designs or computer generated surrogates and we stand ready to support the customer with quantities of high performance, low cost systems to deter and defeat our adversaries.”

Mr. DeMarco concluded, “We are forecasting Kratos consolidated 2023 over 2022 revenue growth of approximately 10 percent, with increased margins, reduced internally funded investments and increased cash flow. Additionally, based on our backlog, new program awards and $10 billion opportunity pipeline, we expect a future up and to the right growth trajectory. We continue to be focused on execution, including obtaining and retaining qualified personnel, effectively managing the supply chain, subcontractors, vendors and inflation, each of which remain operational challenges, and continuing to bid on and win new program opportunities.”

Financial Guidance

The first quarter and Fiscal Year 2023 financial guidance we are providing today includes our current forecasted business mix, and our assumptions, including as related to: employee sourcing, hiring and retention; manufacturing, production and supply chain disruptions; parts shortages and related continued significant cost and price increases, including for employees, materials and components that are impacting the industry and Kratos. The range of our expected first quarter 2023 revenues includes assumptions of forecasted execution, including the number of new qualified personnel expected to be obtained and retained to successfully execute on our programs and contracts, as well as expected contract awards. Our Fiscal Year 2023 cash flow guidance also includes continued advanced purchases of inventory in an attempt to mitigate supply chain disruptions, which inventories are not currently expected to be converted to cash through the sales process until at least the second half of 2023.

Total estimated capital expenditures for 2023 are expected to be $45 to $50 million, which includes approximately $25 to $30 million for expected capital expenditures related to normal annual maintenance. In addition, the 2023 capital expenditure forecast currently includes expected outlays of $10 to $15 million associated with the continued production of Valkyrie aircraft, including our recent decision to move forward with our second serial production run of 12 next generation Valkyries. Other non-recurring, non-maintenance capital expenditures include expansion of the Company’s owned satellite monitoring network and our OpenSpace product of approximately $5 to $7 million, and approximately $4 - $6 million of expected capital investments related to the GBSD program.

On October 1, 2022, the U.S. Federal Government began operating under a Continuing Resolution Authorization (CRA) with no Federal Fiscal 2023 Budget or DoD budget being in place. Under a CRA, federal spending and its composition is substantially held consistent with the previous year’s budget, with no new contract awards, no increased production or spending on existing programs and no transition from development to production contracts, or from low-rate initial production to full rate production being allowed. The President signed the FY 2023 omnibus appropriations Bill (Federal Fiscal 2023 Budget) on December 29, 2022. The approximate three-month CRA from October 1, 2022 to December 29, 2022 adversely impacted the Company’s Fiscal 2022 fourth quarter and is expected to adversely impact the Company’s Fiscal 2023 first quarter, with such adverse impacts expected to begin to decline in Kratos’ second fiscal quarter of 2023.

Throughout 2022 and the first quarter of 2023, our industry and Kratos continue to experience the effects of continuing supply chain disruptions and significant cost increases and inflation, including on our employees, consultants, subcontractors, vendors, suppliers, and customers, and an acute labor shortage of qualified personnel, including those requiring security clearances, to perform on programs and contracts.

We expect this difficult operating environment and its impact on the industry, our operations and our ability to accurately forecast to continue for the foreseeable future. Following is our first quarter and full year 2023 guidance range.

Current Guidance Range
$M	Q123	FY23
Revenues	$220 - $230	$980 - $1,000
R&D	$8 - $9	$35 - $39
Operating Income (Loss)	$1 - ($4)	$17 - $22
Depreciation	$6 - $7	$24 - $26
Amortization	$3 - $4	$11 - $12
Stock Based Compensation	$7 - $8	$28 - $32
Adjusted EBITDA	$12 - $16	$85 - $89
Operating Cash Flow		$55 - $65
Capital Expenditures		$45 - $50
Free Cash Flow Generation		$10 - $20

Management will discuss the Company’s financial results, on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. The call will be available at www.kratosdefense.com. Participants may register for the call using this Online Form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN that can be used to access the call. For those who cannot access the live broadcast, a replay will be available on Kratos’ website.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms, and systems for United States National Security related customers, allies, and commercial enterprises. Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research, and streamlined development processes. At Kratos, affordability is a technology, and we specialize in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its first quarter and full year 2023 revenues, R&D, operating income (loss), depreciation, amortization, stock based compensation expense, and Adjusted EBITDA, and full year 2023 operating cash flow, capital expenditures and other investments, and free cash flow, the Company’s future growth trajectory and ability to achieve improved revenue mix and profit in certain of its business segments and the expected timing of such improved revenue mix and profit, the Company’s expectation of ramp on projects and that investments in its business, including Company funded R&D expenses and ongoing development efforts, will result in an increase in the Company’s market share and total addressable market and position the Company for significant future organic growth, profitability, cash flow and an increase in shareholder value, the Company’s bid and proposal pipeline and backlog, including the Company’s ability to timely execute on its backlog, demand for its products and services, including the Company’s alignment with today’s National Security requirements, ability to successfully compete and expected new customer awards, including the magnitude and timing of funding and the future opportunity associated with such awards, including in the tactical drone and satellite communication areas, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions and to achieve financial leverage on fixed administrative costs, the ability of the Company’s advanced purchases of inventory to mitigate supply chain disruptions and the timing of converting these investments to cash through the sales process, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, the short-term delays that may occur as a result of Continuing Resolutions or delays in DoD budget approvals, timing of LRIP and full rate production related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, market and industry developments, and the current estimated impact of COVID-19 and employee absenteeism, supply chain disruptions, availability of an experienced skilled workforce, inflation and increased costs, and delays on our financial projections, industry, business and operations, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks that the unmanned aerial systems and unattended ground sensor markets do not experience significant growth; risks that products we have developed or will develop will become programs of record; risks that we cannot expand our customer base or that our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks related to the new DoD Cybersecurity Maturity Model Certification; risks relating to the ongoing conflict in Ukraine; risks related to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and compete in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that we may be required to record valuation allowances on our net operating losses which could adversely impact our profitability and financial condition; risks that the current economic environment will adversely impact our business, including with respect to our ability to recruit and retain sufficient numbers of qualified personnel to execute on our programs and contracts, as well as expected contract awards and risks related to increasing interest rates; currently unforeseen risks associated with COVID-19 and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 25, 2022, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures and Other Performance Metrics

This news release contains non-GAAP financial measures, including Adjusted earnings per share (computed using income from continuing operations before income taxes, excluding income (loss) from discontinued operations, excluding income (loss) attributable to non-controlling interest, excluding depreciation, amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes, but is not limited to, legal related items, non-recoverable rates and costs, and foreign transaction gains and losses, less the estimated impact to income taxes) and including Adjusted EBITDA (which includes net income (loss) attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, acquisition and restructuring related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations computed as Cash Flow from Operations less Capital Expenditures and Adjusted EBITDA related to our KUS and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Another Performance Metric the Company believes is a key performance indicator in our industry is our Book to Bill Ratio as it provides investors with a measure of the amount of bookings or contract awards as compared to the amount of revenues that have been recorded during the period and provides an indicator of how much of the Company’s backlog is being burned or utilized in a certain period. The Book to Bill Ratio is computed as the number of bookings or contract awards in the period divided by the revenues recorded for the same period. The Company believes that the rolling or last twelve months’ Book to Bill Ratio is meaningful since the timing of quarter-to-quarter bookings can vary.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021

Service revenues	$89.9	$52.5	$325.2	$219.4
Product sales	159.4	159.1	573.1	592.1
Total revenues	249.3	211.6	898.3	811.5
Cost of service revenues	67.8	36.9	239.0	156.2
Cost of product sales	120.1	113.2	433.3	430.2
Total costs	187.9	150.1	672.3	586.4
Gross profit - service revenues	22.1	15.6	86.2	63.2
Gross profit - product sales	39.3	45.9	139.8	161.9
Total gross profit	61.4	61.5	226.0	225.1

Selling, general and administrative expenses	43.5	40.0	169.6	150.5
Acquisition and restructuring related items and other	0.5	1.0	7.5	1.8
Research and development expenses	10.6	9.0	38.6	35.2
Depreciation	1.6	1.3	5.5	5.0
Amortization of intangible assets	1.1	1.0	7.4	4.7
Operating income (loss)	4.1	9.2	(2.6)	27.9
Interest expense, net	(4.8)	(5.9)	(17.7)	(23.4)
Loss on extinguishment of debt	—	—	(13.0)	—
Other income (expense), net	1.6	(0.3)	0.6	(0.1)
Income (loss) from continuing operations before income taxes	0.9	3.0	(32.7)	4.4
Provision for income taxes from continuing operations	6.0	4.5	1.4	3.9
Income (loss) from continuing operations	(5.1)	(1.5)	(34.1)	0.5
Income (loss) from discontinued operations, net of income taxes	0.2	(1.0)	0.9	(2.1)
Net loss	$(4.9)	$(2.5)	$(33.2)	$(1.6)
Less: Net income attributable to noncontrolling interest	3.4	0.1	3.7	0.4
Net loss attributable to Kratos	$(8.3)	$(2.6)	$(36.9)	$(2.0)

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.07)	$(0.01)	$(0.30)	$—
Income (loss) from discontinued operations	—	(0.01)	0.01	(0.02)
Net loss	$(0.07)	$(0.02)	$(0.29)	$(0.02)

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$(0.07)	$(0.01)	$(0.30)	$—
Income (loss) from discontinued operations	—	(0.01)	0.01	(0.02)
Net loss	$(0.07)	$(0.02)	$(0.29)	$(0.02)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	127.3	124.9	126.7	124.6
Diluted weighted average common shares outstanding	127.3	124.9	126.7	128.0

Adjusted EBITDA (1)	$19.2	$23.4	$70.7	$82.9

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net loss attributable to Kratos adjusted for net income attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net loss to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Non-recoverable rates and costs. In fiscal 2022, the Company incurred non-recoverable rates and costs as a result of its inability to hire the required direct labor base to execute on its backlog due to a challenging environment in hiring and retaining skilled personnel. In addition, in 2022 the Company incurred non-recoverable rate growth resulting from a smaller than planned direct labor base due to delays in customer program execution and awards.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net loss attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021

Net loss attributable to Kratos	$(8.3)	$(2.6)	$(36.9)	$(2.0)
Loss (income) from discontinued operations, net of income taxes	(0.2)	1.0	(0.9)	2.1
Interest expense, net	4.8	5.9	17.7	23.4
Loss on extinguishment of debt	—	—	13.0	—
Provision for income taxes from continuing operations	6.0	4.5	1.4	3.9
Depreciation (including cost of service revenues and product sales)	6.6	5.3	23.1	21.0
Stock-based compensation	6.4	6.6	26.3	25.8
Foreign transaction loss (gain)	(1.4)	0.4	0.1	0.8
Amortization of intangible assets	1.1	1.0	7.4	4.7
Amortization of capitalized contract and development costs	0.3	0.2	1.3	1.0
Acquisition and restructuring related items and other	0.5	1.0	14.5	1.8
Plus: Net income attributable to noncontrolling interest	3.4	0.1	3.7	0.4

Adjusted EBITDA	$19.2	$23.4	$70.7	$82.9

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021
Acquisition and transaction related items	$0.1	$1.2	$0.7	$1.8
Restructuring costs	0.4	(0.2)	1.5	—
Non-recoverable rates and costs	—	—	6.4	—
Legal related items	—	—	5.9	—

	$0.5	$1.0	$14.5	$1.8

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021
Revenues:
Unmanned Systems	$62.7	$54.4	$221.7	$231.9
Kratos Government Solutions	186.6	157.2	676.6	579.6
Total revenues	$249.3	$211.6	$898.3	$811.5

Operating income (loss)
Unmanned Systems	$1.8	$2.3	$(2.8)	$13.2
Kratos Government Solutions	8.8	14.7	27.2	42.3
Unallocated corporate expense, net	(6.5)	(7.8)	(27.0)	(27.6)
Total operating income (loss)	$4.1	$9.2	$(2.6)	$27.9

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of Segment Operating Income (Loss) to Adjusted EBITDA is as follows:

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021
Unmanned Systems
Operating income (loss)	$1.8	$2.3	$(2.8)	$13.2
Other income	—	—	—	0.1
Depreciation	2.0	1.8	7.0	7.2
Amortization of intangible assets	0.1	0.3	0.8	1.1
Amortization of capitalized contract and development costs	0.3	0.2	1.3	1.0
Acquisition and restructuring related items and other	0.3	—	6.2	—
Adjusted EBITDA	$4.5	$4.6	$12.5	$22.6
% of revenue	7.2%	8.5%	5.6%	9.7%

Kratos Government Solutions
Operating income	$8.8	$14.7	$27.2	$42.3
Other income	0.2	0.1	0.7	0.6
Depreciation	4.6	3.5	16.1	13.8
Amortization of intangible assets	1.0	0.7	6.6	3.6
Acquisition and restructuring related items and other	0.1	(0.2)	7.6	—
Adjusted EBITDA	$14.7	$18.8	$58.2	$60.3
% of revenue	7.9%	12.0%	8.6%	10.4%

Total Adjusted EBITDA	$19.2	$23.4	$70.7	$82.9
% of revenue	7.7%	11.1%	7.9%	10.2%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	December 25,	December 26,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$81.3	$349.4
Accounts receivable, net	328.5	284.7
Inventoried costs	125.5	91.7
Prepaid expenses	11.9	9.8
Other current assets	35.4	22.5
Total current assets	582.6	758.1
Property, plant and equipment, net	213.1	168.3
Operating lease right-of-use assets	47.4	38.5
Goodwill	558.2	493.9
Intangible assets, net	55.2	43.2
Other assets	95.0	87.5
Total assets	$1,551.5	$1,589.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57.3	$50.4
Accrued expenses	33.8	27.2
Accrued compensation	52.2	47.3
Accrued interest	1.5	1.5
Billings in excess of costs and earnings on uncompleted contracts	62.1	58.1
Current portion of operating lease liabilities	10.8	10.1
Other current liabilities	15.6	25.7
Other current liabilities of discontinued operations	0.9	0.8
Total current liabilities	234.2	221.1
Long-term debt	250.2	296.7
Operating lease liabilities, net of current portion	40.8	32.7
Other long-term liabilities	77.4	76.2
Other long-term liabilities of discontinued operations	1.4	2.5
Total liabilities	604.0	629.2
Commitments and contingencies
Redeemable noncontrolling interest	11.2	15.2
Stockholders’ equity:
Additional paid-in capital	1,608.4	1,578.9
Accumulated other comprehensive income (loss)	(0.8)	0.6
Accumulated deficit	(671.3)	(634.4)
Total Kratos stockholders’ equity	936.3	945.1
Total liabilities and stockholders’ equity	$1,551.5	$1,589.5

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 25,	December 26,
	2022	2021
Operating activities:
Net loss	$(33.2)	$(1.6)
Less: income (loss) from discontinued operations	0.9	(2.1)
Income (loss) from continuing operations	(34.1)	0.5
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	30.5	25.7
Amortization of lease right-of-use-assets	10.4	9.0
Deferred income taxes	(3.1)	(0.4)
Stock-based compensation	26.3	25.8
Litigation related charges	5.5	—
Amortization of deferred financing costs	0.8	1.0
Loss on extinguishment of debt	13.0	—
Recovery of doubtful accounts	—	(0.2)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4.9)	2.6
Unbilled receivables	(22.4)	(15.7)
Inventoried costs	(23.8)	(5.3)
Prepaid expenses and other assets	(20.6)	(4.5)
Operating lease liabilities	(10.5)	(9.3)
Accounts payable	4.5	(5.3)
Accrued compensation	0.8	(1.3)
Accrued expenses	5.6	(7.4)
Accrued interest	0.1	(0.1)
Billings in excess of costs and earnings on uncompleted contracts	2.7	24.1
Income tax receivable and payable	0.1	1.4
Other liabilities	(6.5)	(5.3)
Net cash provided by (used in) operating activities from continuing operations	(25.6)	35.3
Investing activities:
Cash paid for acquisitions, net of cash acquired	(132.2)	(12.3)
Capital expenditures	(45.4)	(46.5)
Proceeds from insurance	—	4.5
Proceeds from the sale of assets	0.2	2.2
Net cash used in investing activities from continuing operations	(177.4)	(52.1)
Financing activities:
Proceeds from the issuance of long-term debt	200.0	—
Borrowing under credit facility	100.0	—
Redemption of Senior Secured Notes	(309.8)	—
Repayment under credit facility, term loan and other debt	(42.5)	(5.1)
Debt issuance costs	(3.3)	—
Payments under finance leases	(1.4)	(1.0)
Payments of employee taxes withheld from share-based awards	(12.5)	(9.1)
Proceeds from shares issued under equity plans	6.2	5.9
Net cash used in financing activities from continuing operations	(63.3)	(9.3)
Net cash flows from continuing operations	(266.3)	(26.1)
Net operating cash flows of discontinued operations	(0.1)	(4.5)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(1.5)
Net decrease in cash, cash equivalents and restricted cash	(268.1)	(32.1)

Cash, cash equivalents and restricted cash at beginning of period	349.4	381.5
Cash, cash equivalents and restricted cash at end of period	$81.3	$349.4

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income from continuing operations before amortization of intangible assets, depreciation, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The estimated impact to income taxes includes the impact to the effective tax rate, current tax provision and deferred tax provision, and excludes the impact of discrete items, including transaction related expenses and release of valuation allowance, or benefit related to the add-backs.* Adjusted EPS expresses adjusted income on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2022	2021	2022	2021
Net loss attributable to Kratos	$(8.3)	$(2.6)	$(36.9)	$(2.0)
Less: GAAP provision for income taxes	6.0	4.5	1.4	3.9
Less: Net income attributable to noncontrolling interest	3.4	0.1	3.7	0.4
Less: Loss (income) from discontinued operations, net of income taxes	(0.2)	1.0	(0.9)	2.1
Income (loss) from continuing operations before taxes	0.9	3.0	(32.7)	4.4
Add: Amortization of intangible assets	1.1	1.0	7.4	4.7
Add: Amortization of capitalized contract and development costs	0.3	0.2	1.3	1.0
Add: Depreciation	6.6	5.3	23.1	21.0
Add: Stock-based compensation	6.4	6.6	26.3	25.8
Add: Loss on extinguishment of debt	—	—	13.0	—
Add: Foreign transaction loss (gain)	(1.4)	0.4	0.1	0.8
Add: Acquisition and restructuring related items and other	0.5	1.0	14.5	1.8
Non-GAAP Adjusted income from continuing operations before income taxes	14.4	17.5	53.0	59.5
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	3.7	3.8	13.1	14.0
Non-GAAP Adjusted net income	$10.7	$13.7	$39.9	$45.5

Diluted earnings per common share	$(0.07)	$(0.02)	$(0.29)	$(0.02)
Less: GAAP provision for income taxes	0.05	0.04	0.01	0.03
Less: Net income attributable to noncontrolling interest	0.03	—	0.03	—
Less: Loss (income) from discontinued operations, net of income taxes	—	0.01	(0.01)	0.02
Add: Amortization of intangible assets	0.01	0.01	0.06	0.04
Add: Amortization of capitalized contract and development costs	—	—	0.01	0.01
Add: Depreciation	0.05	0.04	0.18	0.17
Add: Stock-based compensation	0.05	0.05	0.21	0.20
Add: Loss on extinguishment of debt	—	—	0.10	—
Add: Foreign transaction loss (gain)	(0.01)	—	—	0.01

Add: Acquisition and restructuring related items and other	—	0.01	0.11	0.01
Income taxes on Non-GAAP measure Adjusted income from continuing operations*	(0.03)	(0.03)	(0.10)	(0.11)
Adjusted income from continuing operations per diluted common share	$0.08	$0.11	$0.31	$0.36

Weighted average diluted common shares outstanding	127.3	124.9	126.7	128.0

*The impact to income taxes is calculated by recasting income before income taxes to include the add-backs involved in determining Adjusted income from continuing operations before income taxes and recalculating the income tax provision, including current and deferred income taxes, using the Adjusted income from continuing operations before income taxes. The recalculation also adjusts for any discrete tax expense, including transaction related expenses and the release of valuation allowance, or benefit related to the add-backs.
-end-